Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is dated as of November 25, 2020 and is by and among CAI Rail Inc., a Delaware corporation (“Seller”), Infinity Transportation 2020-1, LLC, a Delaware limited liability company (“Buyer”), CAI International, Inc., a Delaware corporation (“Seller Parent”), and Atlanta Asset Holdings, LLC, a Delaware limited liability company (“Buyer Affiliate”).

WHEREAS, Seller is the owner of certain Units (as hereinafter defined), some of which are idle off-lease and some of which are subject to the Lease Documents under which certain third parties are the lessees (the “Lessees”),

WHEREAS, Seller is a wholly-owned subsidiary of Seller Parent,

WHEREAS, Buyer is an affiliate of Buyer Affiliate by virtue of being under common control with Buyer Affiliate, and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all right, title and interest in and to the Purchased Assets (as hereinafter defined), and Seller wishes to assign to Buyer and Buyer wishes to assume Seller’s rights and obligations under the Purchased Assets (as hereinafter defined), in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Buyer Affiliate, Seller Parent and Seller hereby agree as follows:

1.           Definitions.  For all purposes of this Agreement, the following terms shall have the following meanings:

“AAR” means the Association of American Railroads and any successor organization or administrative agency performing substantially the same functions as the AAR as of the date hereof.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Buyer dated as of the Closing Date and substantially in the form attached hereto as Exhibit G.

“Assumed Obligations” shall mean Seller’s obligations as: (i) owner of the Purchased Assets; and/or (ii) lessor, of the Purchased Assets under the Lease Documents, in either case, with respect to the period on and after the Closing Date.

“Badger Mining Litigation” means that certain matter referred to as CAI Rail, Inc. vs. Badger Mining Corporation, as filed in the Southern District of New York, Case No. 1:20-cv-04644.

“Bill of Sale” shall mean and refer to the document substantially in the form attached hereto as Exhibit C.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Indemnified Parties” is defined in Section 31(b).

“Buyer Affiliate” has the meaning set forth in the Preamble to this Agreement.

“Car Hire” means any hourly charge paid by a railroad for its use of any Unit.

“Casualtied Unit” is defined in Section 13.

“Claim” is defined in Section 31(a).

“Closing Date” is defined in Section 12.

“Cut-off Date” shall mean January 1, 2021.

“Equipment Lease Transactions” shall mean the transactions pursuant to which the Units are being leased to Lessees under the Lease Documents.

“Excluded Other Contracts” is defined in Section 2(a)(1)(C).

“Exclusivity Letter” is defined in Section 9(c).

“Funds Flow Memorandum” is defined in Section 3.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Act Condition” is defined in Section 12(e)(i).

“Indemnified Party” is defined in Section 31(d).

“Indemnifying Party” is defined in Section 31(d).

“Lease Confirmation” means a Lease Confirmation substantially in the form attached hereto as Exhibit E, with such changes as may be approved by Buyer in its reasonable discretion, executed by the relevant Lessee.

“Lease Documents” shall mean the agreements, documents and instruments listed on Exhibit A-1 and summarized (with respect to certain terms) on Exhibit A-2, and any and all supplements and amendments related thereto (whether or not executed), but only with respect to, or relating to, the Units.  Lease Documents shall include any lease supplement, schedule or rider to a master lease agreement by which the master lease agreement is incorporated into such supplement, schedule or rider.

“Lessee” has the meaning set forth in the Recitals to this Agreement.

“Lien” means any lien, charge, demand, pledge, security interest or other encumbrance, or any other claim or right of any person.

“Marks” means all railcar reporting and identification marks which are registered in the name of Seller under the Uniform Machine Language Equipment Register or any succeeding registry of the AAR, as more particularly set forth on Schedule A attached hereto, together with all goodwill associated therewith.

“Memorandum of Assignment of Lease” shall mean and refer to the document substantially in the form attached hereto as Exhibit D.

“Other Contracts” means, with respect to any Unit, each of the car storage agreements, repair and maintenance agreements, mark administration agreements, Car Hire management agreements and other agreements set forth on Schedule B attached hereto, excluding Excluded Other Contracts.

“Other Items” means, except to the extent expressly contemplated as a Retained Interest, all books and records and information (whether stored in electronic media or otherwise) pertaining to any of the Units, Leases and/or Related Assets.

“Permitted Liens” means (i) Liens created or permitted by the Lease Documents, and for which other parties to the Lease Documents indemnify the lessor thereunder, its successors and assigns, pursuant to the Lease Documents and (ii) Liens created or incurred by Buyer or by persons claiming by, through or under Buyer.

“Pre-Closing Period” is defined in Section 9(a).

“Prior Claim” is defined in Section 4(a).

“Purchase Price” is defined in Section 3.

“Purchased Assets” is defined in Section 2(a).

“Purchased Other Contracts” means all Other Contracts (other than the Excluded Other Contracts).

“Railroad Mileage Credits” means the mileage credit payments made by the railroads under their applicable tariffs to the owner of the Marks on the Units.

“Related Assets” means, with respect to the Purchased Assets:

(i)          all licenses, manufacturer's warranties set forth on Schedule C and other warranties and all other rights and obligations related to any Unit or arising out of the use or operation of such Unit;

(ii)         all Railroad Mileage Credits and Car Hire payments attributable to each Unit;

(iii)       all (A) Other Contracts relating to any Unit and all amendments, additions and supplements with respect thereto and, (B) except for the Retained Interest and as otherwise provided in Sections 4 and 13 hereof, all claims (whether choate or inchoate, known or unknown, or contingent or otherwise), demands, causes of action, choses in action and/or similar rights (contractual or otherwise) of any kind or nature in respect thereof, and, (C) all rights, powers, privileges, options and other benefits under or in connection with the items listed in the foregoing clauses (A) and (B) to receive moneys and other property due and to become due thereunder or pursuant to any guaranty or credit enhancement with respect thereto, including all rights, powers, privileges, options and other benefits to receive and collect rental payments, income, revenues, profits and other amounts, payments, tenders or security (including any cash collateral or letters of credit); and

(iv)          without duplication, any Other Items.

“Retained Interest” is defined in Section 2(e).

“RGC” shall mean the Registrar General of Canada and any successor to such entity.

“Sale Documents” shall mean this Agreement, each Bill of Sale, each Assignment and Assumption Agreement and each Memorandum of Lease Assignment.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Indemnified Parties”  is defined in Section 31(a).

“Seller Parent” has the meaning set forth in the Preamble to this Agreement.

“STB” shall mean the Surface Transportation Board and any successor to such entity.

“Subsequent Claims”  is defined in Section 4(a).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Damages” is defined in Section 31(a).

“Third Party Mark”  is defined in Section 5(o)(i).

“Total Purchase Price” is defined in Section 3.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unit” is defined in Section 2(a)(i)(A).

2.          Sale and Purchase of the Purchased Assets.

(a)          Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing:

(i)          Seller agrees to sell, convey, transfer, assign and deliver to Buyer all right, title and interest in, to and under:

(A)	the railcars identified in Exhibits A-2 and B (collectively referred to as the “Units” and individually as a “Unit”),

(B)	the Lease Documents, to the extent relating to such Units,

(C)
all Related Assets; provided, however, that with respect to Other Contracts, the Purchased Assets will exclude the Other Contracts that Buyer designates in writing to Seller no later than five (5) business days prior to the Closing Date as Other Contracts that Buyer is not accepting (the “Excluded Other Contracts”),

(D)	the Marks, and

(E)
all proceeds of all of the foregoing, including, for the avoidance of doubt and without duplication, all rent, fees, Car Hire payments, Railroad Mileage Credit payments, purchase option payments, sale proceeds, reimbursement payments, interest, casualty payments and other insurance proceeds, and any other revenue, income or amounts in respect of all or any of the foregoing, in each case other than as otherwise provided in this Agreement in respect of casualty payments and other insurance proceeds, to the extent they were earned, accrued or became due and payable on and after the Closing Date

(collectively, but excluding the Retained Interests, the “Purchased Assets”), in each case, free and clear of all Liens (other than Permitted Liens), and

(ii)          Buyer shall purchase the Purchased Assets from Seller, and assume, with respect to the period on and after the Closing Date for the Purchased Assets, the Assumed Obligations, to the extent relating to such Units, free and clear of all Liens (other than Permitted Liens).

(b)         Assumed Obligations.  On the Closing Date, Buyer shall assume, with respect to the period on and after the Closing Date, all of the duties and obligations of Seller accruing and arising from and after the Closing Date incident to the Purchased Assets purchased on such Closing Date.  As of the Closing Date, Buyer shall be deemed to be the lessor under the Lease Documents with respect to the Units purchased on such Closing Date and agrees to be bound by all of the terms thereof, and to undertake all such obligations of Seller therein arising with respect to such Units, accruing and arising from and after the Closing Date.

(c)         Right to Rents and Other Amounts.

(i)           Seller and Buyer agree that (A) Seller shall be entitled to all amounts relating to the Purchased Assets due and payable under any of the Lease Documents, Other Contracts or otherwise, to the extent attributable to the period prior to the Cut-off Date, or with respect to any event to the extent attributable to the period prior to the Cut-off Date, and (B) Buyer shall be entitled to all amounts relating to the Purchased Assets due and payable under any of the Lease Documents, the Purchased Other Contracts or otherwise, to the extent attributable to the period on or after the Cut-off Date, or with respect to any event attributable to the period on or after the Cut-off Date.  Notwithstanding the foregoing, (1) subject to sub-clause (2) hereafter, Seller shall be entitled to all rent payable under the Lease through the month of December, 2020 and Buyer shall be entitled to all rent payable under the Lease Documents  commencing with the month of January, 2021 and thereafter and (2) Buyer shall be entitled to any rent that is not the property of Seller pursuant to clause (1) and, except as provided in Section 4(b)(ii), all amounts relating to Lease Documents with Badger Mining Corporation and the Badger Mining Litigation.

(ii)          Following the Closing Date, if Seller or Seller Parent receives any rent or other amounts that belong to Buyer, Seller and Seller Parent shall hold the same in trust for, and promptly pay the same to, Buyer.  Following the Closing, if Buyer receives any rent or other amounts that belong to Seller, Buyer shall hold the same in trust for, and promptly pay the same to, Seller or Seller Parent.  For clarity, the Units are the only railcars subject to the Lease Documents which are being sold by Seller to Buyer.

(d)        Excluded Assets and Obligations.  Notwithstanding any provision of this Agreement to the contrary, but subject to the provisions of Section 13 hereof with respect to Casualtied Units, the Purchased Assets shall expressly exclude any and all of the obligations, liabilities, rights, remedies and benefits under or with respect to any of the Purchased Assets (i) to the extent the same arose, accrued or were payable during (other than in advance), or were attributable to, the period prior to the Cut-off Date, or (ii) to the extent that such obligations, liabilities, rights, remedies and benefits arise, accrue or become payable at any time in respect of lease schedules (and the railcars subject thereto) not comprising Purchased Assets; provided, however, with respect to (A) any indemnification or other provision of the Lease Documents or Other Contracts that are and remain exercisable or otherwise for the benefit of Seller and Buyer after giving effect to the sale of the Purchased Assets, or (B) rights with respect to insurance coverages provided pursuant to the Lease Documents or Other Contracts, Seller and Buyer shall be entitled to the non-exclusive rights and benefits of the same to the extent such indemnification or other provisions, or insurance coverages, relate to such party (that is, a claim against or harm suffered by either such party for which an indemnification or insurance coverage is available under the Lease Documents or Other Contracts), as further provided in Section 31 hereof.   Except as set forth in Section 13 hereof, and without limiting Section 9(a) hereof, in no event shall Seller have any right to cancel, modify or terminate any of the Lease Documents or Other Contracts or, except as set forth in the clause (i) of the preceding sentence, take any action with respect to the Lease Documents (and the Units subject thereto) and the Other Contracts comprising Purchased Assets.  All the foregoing excluded obligations, liabilities, rights, remedies and benefits (the “Retained Interest”) shall be so retained by the Seller.

(e)         Further Obligations Relating to Purchased Assets.  To the extent that Seller's rights under any Lease Document or Other Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another person or entity which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would be void ab initio, voidable or constitute a breach thereof or be unlawful, and Seller and Seller Parent, at their expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing Date as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2(e) to the contrary, Buyer shall not be deemed to have waived its rights under Section 12(a)(x) hereof unless and until Buyer provides written waivers thereof.

3.           Purchase Price.  In consideration for the sale of the Purchased Assets by Seller to Buyer, Buyer shall, on the Closing Date, pay to Seller a total purchase price for the Purchase Assets of Two Hundred and Twenty Eight Million Six Hundred Fifty Eight Thousand and Six Hundred Eighty Nine U.S. Dollars (U.S. $228,658,689) (the “Total Purchase Price”).   On the Closing Date, the Total Purchase Price shall be paid in accordance with a funds flow memorandum acceptable to Seller and Buyer (the “Funds Flow Memorandum”).  Seller shall prepare the Funds Flow Memorandum and deliver a copy of the same to Buyer for review and approval not less than five (5) business days prior to the anticipated Closing Date.  The Funds Flow Memorandum shall include detailed wire transfer instructions for payment of the Total Purchase Price, including accurate pay-off amounts due and payable to any lenders in connection with the transactions contemplated hereunder.

4.           Allocation of Revenues and Expenses.

(a)         Prior Claims and Subsequent Claims. Except as provided in Section 13 with respect to Casualtied Units, and Section 2 with respect to rent on the Units to the extent attributable to the period commencing on the Cut-off Date (which shall be for Buyer’s account), (i) if, with respect to any Unit, Buyer shall receive any amount on account of a claim which has become, or which may become, due and payable to the extent attributable to any period of time prior to the Cut-off Date with respect to such Units, or which may arise from any act, event or circumstance which occurred prior to such Cut-off Date (“Prior Claim”), it agrees to hold such amount in trust for the benefit of Seller and promptly to deliver said amount to Seller; and (ii) if, with respect to any Unit, Seller shall receive any amount on account of a claim which has become, or may become, due and payable attributable to any period of time on or after the Cut-off Date with respect to such Unit (unless on account of the Retained Interest) or with respect to any claim which has arisen or may arise from any act, event or circumstance which occurs on or after the Cut-off Date with respect to such Units (“Subsequent Claims”), it agrees to hold such amount in trust for the benefit of Buyer and promptly to deliver said amount to Buyer.

(b)         Mutual Cooperation; Badger Mining Litigation.

(i)            Each party hereto agrees to cooperate in good faith with the other in connection with the enforcement and collection of Prior Claims or Subsequent Claims, as the case may be, such cooperation to be at the expense of the party requesting it.

(ii)         Notwithstanding anything to the contrary in this Section 4 or elsewhere in this Agreement, each party agrees that with respect to the Badger Mining Litigation and any claims of Seller related thereto, (A) during the Pre-Closing Period, Seller shall comply with Section 9(a)(ix) hereof and (B) from and after the Closing Date, Buyer shall be entitled exclusively to control (but with reasonable cooperation and assistance from Seller (at Buyer's expense) from and after the Closing Date to the extent necessary for and during transition) all proceedings and negotiations with respect thereto, and the settlement thereof, including all judgments, awards, damages, settlement payments or rent received as a result thereof.  If and to the extent amounts are awarded to Buyer (as successor Lessor) in the Badger Mining Litigation and Buyer actually receives cash payments in respect thereof (the “Settlement Payments”), Buyer agrees to remit to Seller from the net amount remaining from such Settlement Payments (after Buyer has reimbursed itself or third parties for out-of-pocket expenses associated with the Badger Mining Litigation and for recovery, repositioning, and interim storage of the applicable Units and remedying any defaulted maintenance/repair or other Lessee defaults with respect to the Units) up to a maximum of $250,000, in respect of pre-Cut-off Date past due rent due to Seller under the applicable Lease Documents (the “Past Due Rent”).  Notwithstanding anything contained herein to the contrary, Buyer shall not have any liability to Seller or Seller Parent hereunder for taking any action (or omitting to take any action) in good faith following the Closing Date in connection with the Badger Mining Litigation and the applicable Units, including any action (or omission to act) that results in Past Due Rent not being paid in full (or at all) to Buyer.

(c)        Indemnities under Lease Documents and Purchased Other Contracts. All indemnities under the Lease Documents and the Purchased Other Contracts shall be paid to or shared by Buyer and Seller appropriately to reflect and compensate for the loss suffered by each of Buyer and Seller and the after-tax impact of such payment on Buyer or Seller.  If Buyer and Seller cannot agree on the division of an I indemnity within thirty (30) days of the date the indemnity becomes determinable or payable, the determination of the appropriate payment or division shall be submitted to a nationally recognized independent accounting firm agreed upon by Buyer and Seller.  Buyer and Seller agree to share equally the fees and disbursements of such accounting firm.

(d)         Full Service Lease Documents.  With respect to any Lease Documents which are “full service”, Seller shall be liable for all amounts payable to third parties for maintenance or repair of any Unit (i) which is at a repair facility on the Cut-off Date, (ii) which is in transit to a repair facility on the Cut-off Date, or (iii) which has been “bad ordered” on or before the Cut-off Date, in accordance with the rules and regulations of the AAR, but is not yet in transit to a repair facility.  Buyer shall pay all amounts payable to third parties pertaining to periods (commencing on the Cut-Off Date) for which (A) Seller is not liable for the expense pursuant to the prior sentence and (B) the applicable Lessee is not responsible under the applicable Lease Documents. To the extent that Buyer pays for any amounts in respect of the maintenance or repair of any Unit subject to clauses (i), (ii) or (iii) of the preceding sentence, Seller shall promptly reimburse Buyer for such expenses.  To the extent that, after the Closing Date, Seller pays any amounts in respect of the maintenance or repair of any Unit in excess of its obligations hereunder, Buyer shall promptly reimburse Seller for such expenses.

(e)         Revenues and Expenses.  Except as provided in (i) Section 13 with respect to Casualtied Units, (ii) Section 2 with respect to rent on the Units, (iii) Section 4(b)(ii) with respect to amounts received from or on behalf of Badger Mining Corporation and (iv) Section 4(d) with respect to maintenance expenses, all revenues and expenses (including, without limitation, any property taxes) with respect to the Purchased Assets to the extent earned or incurred (A) prior to the Cut-off Date for such Unit shall be for the account of Seller and (B) on or after the Cut-off Date for such Unit shall be for the account of Buyer.

5.           Representations and Warranties of Seller.  Seller hereby represents, warrants and declares to and in favor of Buyer and Buyer Affiliate as of the date hereof, as follows:

(a)         Corporate Existence, Power and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power and authority to enter into the Sale Documents and to consummate the transactions contemplated hereby and thereby.

(b)         Authorization.  Seller has full corporate power and authority to execute, deliver and perform its obligations under the Sale Documents.  The execution and delivery by Seller of the Sale Documents and the performance by Seller hereunder and thereunder, have been duly authorized by all requisite corporate action and proceedings of Seller.  This Agreement has been duly executed and delivered by Seller, and this Agreement is, and the other Sale Documents when executed and delivered will be, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as their enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.

(c)         No Conflict.  Neither the execution and delivery of the Sale Documents by Seller, nor the performance by Seller hereunder or thereunder, will (i) violate, conflict with or constitute a default under any provision of Seller’s Certificate of Incorporation or bylaws, (ii) conflict with or result in a breach of any indenture or other agreement or instrument to which Seller is a party or by which Seller or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Seller or its properties, (iv) constitute a violation by Seller of any law or regulation applicable to Seller or its properties or (v) result in the creation or imposition of any Lien upon any of the Purchased Assets.

(d)         Consents.  The execution, delivery and performance by Seller of, and the consummation of the transactions contemplated by, the Sale Documents do not require any other shareholder approval or notice to or approval or consent of any holder of any indebtedness or obligation of Seller, or any other person, or any notice to or filing or recording with, or any consent or approval of, any Governmental Authority other than under the HSR Act.

(e)        Legal Proceedings.  There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened, against Seller or the Purchased Assets before any Governmental Authority that, if adversely determined, would reasonably be expected to materially hinder or prevent Seller’s ability to carry out the transactions contemplated by this Agreement or affect the right, title or interest of Seller in the Purchased Assets, and, to the knowledge of Seller, there is no basis for any such suits or proceedings.

(f)         Compliance.  Seller is in compliance with all laws, ordinances, governmental rules, regulations, and Governmental Orders to which it is subject, the failure to comply with which would reasonably be expected to materially adversely affect its financial condition, operations or business, or impair the ability of Seller to perform its obligations under the Sale Documents, and has obtained all required licenses, permits, franchises and other governmental authorizations material to the conduct of its business.

(g)        Fraudulent Transfer.  No purchase of the Purchased Assets or portion thereof hereunder constitutes a fraudulent transfer or conveyance under the Bankruptcy Code in Title 11 of the United States Code or other similar insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(h)          Lease Documents; Other Contracts.

(i)            Seller has furnished to Buyer true and complete copies of the Lease Documents and the Other Contracts.

(ii)          Each of the Lease Documents and Other Contracts is valid and binding and is in full force and effect and, except as otherwise set forth on Exhibit A-1 (with respect to Lease Documents) and Schedule B (with respect to Other Contracts), has not been amended, modified or supplemented by Seller or by any other party thereto.

(iii)          Seller has performed all obligations required to be performed by Seller and has satisfied all representations and warranties on its part to be satisfied under the Lease Documents and the Other Contracts.

(iv)         Seller is not in default of any obligations to be performed by it or in violation of any covenant to be observed by it pursuant to any of the Lease Documents or Other Contracts, and Seller does not know of any event of default (as defined in any applicable Lease Document or Other Contract), or of any existing condition which, upon the giving of notice or the lapse of time or both, would constitute an event of default under, result in the termination of or permit the acceleration or other materially adverse changes of any rights or obligation under, any of the Lease Documents or Other Contracts.  Except for the matter relating to Badger Mining Corporation noted above in Section 4(b), there are no material disputes pending or threatened under any Lease Document or Other Contracts.

(v)           To the knowledge of Seller, there are no set-offs, defenses or counterclaims available against amounts owed to Seller under the Lease Documents or Other Contracts.

(vi)          Exhibit A-1 (with respect to Lease Documents) and Schedule B (with respect to Other Contracts) is a true, correct and complete lists of all agreements, documents and instruments which affect the rights, obligations or liabilities of Seller in connection with the Lease Documents and Other Contracts or with respect to the Purchased Assets and Exhibits A-1 and A-2 (with respect to Lease Documents) and Schedule B (with respect to Other Contracts) is true, correct and complete with respect to each summary of Lease Document and Other Contract terms stated therein and there are no other agreements, documents or instruments, relating to the Purchased Assets or any part thereof which will be binding on or affect Buyer or the Purchased Assets.

(vii)         No prepayment of rent or Car Hire or prepayment of loss value under, and as defined in, the Lease Documents or other casualty value has been made by Lessee or any other party.

 (viii)       There is no Chattel Paper (as defined in the UCC) original of any Lease Document or, if there is, Seller will deliver it to Buyer by ten business days after the Closing Date.  Seller is in possession and control of either original copies or other copies of all of the Lease Documents and Other Contracts.  There is not in existence any duplicate original of any Lease Documents wherein Seller is lessor other than the original of the applicable Lessee under such Lease Documents; provided, no such duplicate original of any Lease Document constitutes the original Chattel Paper copy thereof for purposes of the UCC.

(i)          Title.  Seller is the sole legal and beneficial owner of the Purchased Assets.  On the Closing Date, Seller will have and will transfer to Buyer good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.  On the Closing Date, Seller will be the sole legal and beneficial owner of the Units being purchased by Buyer on such date.  Seller has not previously sold any of the Purchased Assets.

(j)          Remarketing Arrangements.  Neither the Units nor Seller’s rights in the Units are subject to any remarketing, residual sharing, participation or similar agreement which would be binding upon or enforceable against Buyer, the Units or against the proceeds of any sale, leasing or other disposition of any thereof.

(k)        Notice of Liabilities.  Seller has not received written notice of any event that has occurred which is reasonably likely to result in any claim, action, suit, allegation or demand against, or damages, harm, sanctions, penalties, liens or other liabilities incurred by, Buyer with respect to the Purchased Assets, or the condition, use or maintenance of the Units, the Lease Documents or the Other Contracts, including (without limitation) any liabilities arising in connection with any hazardous substances and/or any environmental contamination.  Seller has not received any notice of a Casualtied Unit.  To the knowledge of Seller, there are no actions, suits or proceedings pending or threatened, relating to or in connection with the Purchased Assets before any Governmental Authority.

(l)         Concerning the Units.  The information with respect to the Units contained in Exhibit A-2 and Exhibit B hereto is true and correct.  To the knowledge of Seller, the manufacturer warranties assigned hereunder for the Units have not been amended or modified.  Neither Seller nor, to the knowledge of Seller, any Lessee has notified Seller or any manufacturer of the Units of any breach of warranty claim regarding the Units and Seller is not aware of any such claim.  Seller has not consented to any Lessee’s (i) sublease of any Unit, (ii) placing of lettering or markings of any kind on any Unit, other than as set forth on Schedule A hereto or with respect to Lease Documents that are net leases, or (iii) use of any Unit outside the boundaries of the United States other than as permitted in the Lease Documents.

(m)        Insurance Requirements.  Lessee’s insurance complies in all material respects with the requirements in the Lease Documents.

(n)         Modifications.  No modifications are required with respect to the Units in order for the Units to operate in interchange or comply with applicable law, rules or regulations.

(o)         Car Marks.

(i)           Except for its use of the “SNC” and “AOK” reporting marks, which are used under license (the “Third Party Marks”), the Marks are owned by Seller, and Seller is selling to Buyer, and Buyer is purchasing from Seller, any and all rights in the Marks.  Seller has the right to use the Third Party Marks during the remaining term of the licenses thereof.

(ii)          Other than the Third Party Marks, which are on such Units as identified on Exhibit B, there are no other car marks owned or licensed by anyone other than Seller that are used on or with respect to the Units.

(iii)         The “SNC” Third Party Mark is owned by Saratoga & North Creek Railway, LLC and pursuant to the terms of the Car Mark Use Agreement dated October 6, 2016 (as amended from time to time) which is an Other Contract, Seller has the right to use such Third Party Mark and to sell the Units that are subject to such Third Party Mark.

(iv)         The “AOK” Third Party Mark is owned by Greenbrier Management Services, LLC and pursuant to the terms of the Rail Equipment Services Agreement dated June 29, 2012 (including the schedules thereto, as amended from time to time) which is an Other Contract, Seller has the right to use such Third Party Mark and to sell the Units that are subject to such Third Party Mark.

(p)         Condition of Units.  To the knowledge of Seller, the Units are structurally sound, are in good operating condition and repair and none of such Units are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(q)         Compliance with Laws.  Seller has complied in all material respects, and is now complying in all material respects, with all laws, rules and regulations applicable to Seller in connection with the operation of the Units. All permits required for Seller to own and operate the Units have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such permits and the Units have been paid in full.

(r)         Taxes.  Seller has timely paid all Taxes required to be paid by it in respect of the ownership of the Units and, except for Permitted Liens, there are no Liens for Taxes upon any of the Purchased Assets nor, to the knowledge of Seller, is any taxing authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than Permitted Liens and for current Taxes not yet due and payable).

(s)          Interchange.  No modifications are required with respect to the Units in order for the Units to operate in interchange or comply with applicable law.

6.           Representations and Warranties of Seller Parent.  Seller Parent hereby represents, warrants and declares to and in favor of Buyer and Buyer Affiliate as of the date hereof, as follows:

(a)        Corporate Existence, Power and Authority.  Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)        Authorization.  Seller Parent has full corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution and delivery by Seller Parent of this Agreement and the performance by Seller Parent hereunder, have been duly authorized by all requisite corporate action and proceedings of Seller Parent.  This Agreement has been duly executed and delivered by Seller Parent, and this Agreement is the legal, valid and binding obligations of Seller Parent, enforceable against Seller Parent in accordance with its respective terms, except as its enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.

(c)         No Conflict.  Neither the execution and delivery of this Agreement by Seller Parent, nor the performance by Seller Parent hereunder, will (i) violate, conflict with or constitute a default under any provision of Seller Parent’s Certificate of Incorporation or bylaws, (ii) conflict with or result in a breach of any indenture or other agreement or instrument to which Seller Parent is a party or by which Seller Parent or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Seller Parent or its properties or (iv) constitute a violation by Seller Parent of any law or regulation applicable to Seller Parent or its properties.

(d)        Consents.  The execution, delivery and performance by Seller Parent of, and the consummation of the transactions contemplated by, this Agreement do not require any other shareholder approval or notice to or approval or consent of any holder of any indebtedness or obligation of Seller Parent, or any other person, or any notice to or filing or recording with, or any consent or approval of, any governmental body other than under the HSR Act.

(e)         Legal Proceedings.  There are no actions, suits or proceedings pending, or to the knowledge of Seller, threatened, against Seller Parent’s assets before any Governmental Authority that, if adversely determined, would reasonably be expected to materially hinder or prevent Seller Parent’s ability to carry out the transactions contemplated by this Agreement.

(f)         Compliance.  Seller Parent is in compliance with all laws, ordinances, governmental rules, regulations, orders, judgments, decrees, determinations and awards to which it is subject, the failure to comply with which would reasonably be expected to materially adversely affect its financial condition, operations or business, or impair the ability of Seller Parent to perform its obligations under this Agreement, and has obtained all required licenses, permits, franchises and other governmental authorizations material to the conduct of its business.

7.           Representations & Warranties of Buyer.  Buyer hereby represents, warrants and declares to and in favor of Seller and Seller Parent as of the date hereof, as follows:

(a)       Corporate Existence, Power and Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the limited liability company power and authority to enter into the Sale Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)       Authorization.  The execution and delivery by Buyer of the Sale Documents and the performance by Buyer hereunder and thereunder, have been duly authorized by all requisite limited liability company action and proceedings of Buyer.  The Sale Documents, when executed by Buyer, have been duly executed and delivered by Buyer, and this Agreement, and the other Sale Documents when executed, are the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as its enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.

(c)       No Conflict.  Neither the execution and delivery of this Agreement, or the other Sale Documents to which the Buyer is a party, by Buyer, nor the performance by Buyer hereunder or thereunder, will (i) violate, conflict with or constitute a default under any provision of Buyer’s Certificate of Organization or limited liability company agreement, (ii) conflict with or result in a breach of any indenture or other material agreement to which Buyer is a party or by which Buyer or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer or its properties, or (iv) constitute a violation by Buyer of any law or regulation applicable to Buyer or its properties.

(d)      Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Sale Documents to which Buyer is a party do not require any shareholder approval or the approval or consent of any trustee or any holder of any indebtedness or obligation of Buyer or any filing or recording with, or any consent or approval of, any governmental body other than under the HSR Act.

(e)       Legal Proceedings.  There are no actions, suits or proceedings pending, or to the knowledge of Buyer, threatened, against Buyer before any court, arbitrator, administrative or governmental body that, if adversely determined, would materially hinder or prevent Buyer’s ability to carry out the transactions contemplated by this Agreement or the other Sale Documents to which Buyer is a party.

(f)       Concerning the Units and the Lease Documents.  Buyer acknowledges that Seller is not selling or assigning, and Buyer is not purchasing or assuming, and right, title, interest or obligation with respect to any other non-Seller equipment subject to a non-Seller master lease or other non-Seller document not transferred in its entirety pursuant hereto, if any.  Buyer agrees, post-Closing, not to enter into any amendment with a Lessee to any Lease Document that would be binding on Seller.

8.           Representations and Warranties of Buyer Affiliate.  Buyer Affiliate hereby represents, warrants and declares to and in favor of Seller and Seller Parent as of the date hereof, as follows:

(a)         Corporate Existence, Power and Authority.  Buyer Affiliate is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and has the limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)         Authorization.  Buyer Affiliate has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement.  The execution and delivery by Buyer Affiliate of this Agreement and the performance by Buyer Affiliate hereunder, have been duly authorized by all requisite corporate action and proceedings of Buyer Affiliate.  This Agreement has been duly executed and delivered by Buyer Affiliate, and this Agreement is the legal, valid and binding obligations of Buyer Affiliate, enforceable against Buyer Affiliate in accordance with its respective terms, except as its enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.

(c)         No Conflict.  Neither the execution and delivery of this Agreement by Buyer Affiliate, nor the performance by Buyer Affiliate hereunder, will (i) violate, conflict with or constitute a default under any provision of Buyer Affiliate’s Certificate of Organization or limited liability company agreement, (ii) conflict with or result in a breach of any indenture or other agreement or instrument to which Buyer Affiliate is a party or by which Buyer Affiliate or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer Affiliate or its properties or (iv) constitute a violation by Buyer Affiliate of any law or regulation applicable to Buyer Affiliate or its properties.

(d)       Consents.  The execution, delivery and performance by Buyer Affiliate of, and the consummation of the transactions contemplated by, this Agreement do not require any other shareholder approval or notice to or approval or consent of any holder of any indebtedness or obligation of Buyer Affiliate, or any other person, or any notice to or filing or recording with, or any consent or approval of, any governmental body other than under the HSR Act.

(e)         Legal Proceedings.  There are no actions, suits or proceedings pending, or to the knowledge of Seller, threatened, against Buyer Affiliate’s assets before any Governmental Authority that, if adversely determined, would reasonably be expected to materially hinder or prevent Buyer Affiliate’s ability to carry out the transactions contemplated by this Agreement.

(f)         Compliance.  Buyer Affiliate is in compliance with all laws, ordinances, governmental rules, regulations, orders, judgments, decrees, determinations and awards to which it is subject, the failure to comply with which would reasonably be expected to materially adversely affect its financial condition, operations or business, or impair the ability of Buyer Affiliate to perform its obligations under this Agreement, and has obtained all required licenses, permits, franchises and other governmental authorizations material to the conduct of its business

9.           Covenants.

(a)         Conduct of Business Prior to the Closing. From the date hereof until the Closing Date (the “Pre-Closing Period”), except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its business, organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Lessees, employees, customers, lenders, suppliers, regulators and others having relationships with its business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(i)            preserve and maintain all permits required for the conduct of its business as currently conducted or the ownership and use of the Purchased Assets;

(ii)           pay the debts, Taxes and other obligations of its business when due;

(iii)          maintain, or cause lessees of the Purchased Assets to maintain, the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)          defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(v)           perform all of its obligations under all Lease Documents and Other Contracts;

(vi)          maintain its books and records in accordance with past practice;

(vii)         not purchase, sell, exchange or dispose of any Purchased Assets;

(viii)       except in the ordinary course of business and consistent with past practices, and for matters that are not in the aggregate material, not settle or compromise any dispute or action or any Lessee request or demand involving any of the Units or Lease Documents;

(ix)          not take any action, engage in any negotiation or enter into any settlement with respect to the Badger Mining  Litigation, or fail take any required action necessary in connection with preservation of claims under the Badger Mining Litigation;

(x)           not file a petition for relief under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code for itself; or

(xi)         not make, take or permit any amendment, waiver, modification, extension or termination of any of the Lease Documents or Other Contracts; provided that Seller may extend previously expired or to be expired Leases on terms that were agreed to by Buyer prior to the date hereof or that Buyer agrees to in writing in advance between the date hereof and the Closing Date.

(b)         Access to Information. During the Pre-Closing Period, Seller shall:

(i)            subject to the rights to quiet enjoyment of lessees of the Purchased Assets, afford Buyer and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records other documents and data constituting and related to the Purchased Assets and the Other Contracts;

(ii)           furnish Buyer and its representatives with such financial, operating and other data and information related to the Purchased Assets and the Other Contracts as Buyer or any of its representatives may reasonably request; and

(iii)          instruct the representatives of Seller to cooperate with Buyer in its investigation of the Purchased Assets.

Any investigation pursuant to this clause (b) shall be conducted in such manner as not to interfere unreasonably with the conduct of any other businesses of Seller. No investigation by Buyer or other information received by Buyer, whether before or after the date hereof, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

(c)        No Solicitation of Other Bids.  Seller and Seller Parent hereby agree that the terms of the Exclusivity Letter signed by Seller Parent on November 9, 2020 (the “Exclusivity Letter”) shall remain in full force and effect, including the exclusivity obligations thereunder, until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 14 hereof.

 (d)        Notice of Certain Events.  During the Pre-Closing Period, Seller shall promptly notify Buyer in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or Seller Parent hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 12 to be satisfied;

(ii)           any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)         any notice or other communication from any Governmental Authority in connection with or material to the transactions contemplated by this Agreement; and

(iv)         any actions commenced or, to the knowledge of Seller, threatened against, relating to or involving or otherwise affecting its business or the Purchased Assets or the Other Contracts that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5  or that relates to the consummation of the transactions contemplated by this Agreement.

Buyer's receipt of information pursuant to this Section 9(d) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 12(a)(x)).

 (e)          Governmental Approvals and Consents.

(i)            Each party hereto shall, as promptly as possible, (A) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any law applicable to such party or any of its affiliates; and (B) use reasonable commercial efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and the other Sale Documents. Each party shall reasonably cooperate with the other party and its affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

(ii)           Seller and Buyer shall use reasonable commercial efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 12(a)(x) hereof.

(iii)         Without limiting the generality of the parties' undertakings pursuant to subsections (i) and (i) above but subject to subsection (v) below, each of the parties hereto shall use reasonable commercial efforts to:

(A)         respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Sale Document;

(B)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Sale Document; and

(C)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Sale Document has been issued, to have such Governmental Order vacated or lifted.

(iv)         All appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority, or before the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any of the foregoing or other interactions of either party with Governmental Authorities (A) as required by the Securities Exchange Act of 1934 and other laws pertaining to the public sale of securities or pertaining to public reporting by reporting companies in connection therewith; (B) in the ordinary course of business, (C) unrelated to the transactions contemplated hereunder, (D) which is not permitted by law to be disclosed and/or conducted jointly, (E) which customarily would be conducted unilaterally pursuant to the procedures applicable to the disclosure or interaction at issue, or (F) containing confidential or sensitive information) shall be done on advance notice to and in reasonable and customary coordination with the other party hereunder in advance, it being the intent that the parties will reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such matters. In the foregoing sentence, notice to the other party means notice that is sufficient to provide the other party with the opportunity to attend and participate in the applicable activity.

(v)           Notwithstanding the foregoing, nothing in this Section 9(e)shall require, or be construed to require, Buyer or any of its affiliates to agree to (A) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its affiliates; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (C) any material modification or waiver of the terms and conditions of this Agreement or of any other agreement or aspect of the assets, businesses or interests of Buyer or any of its affiliates.

(f)         Closing Conditions. During the Pre-Closing Period, each party hereto shall use reasonable commercial efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 12 hereof prior to December 31, 2020.

(g)        Marks.  Seller will provide to Buyer all necessary passkeys, codes or other information necessary to update the UMLER registrations with respect to the Marks, such that Buyer may update the reporting marks and numbers.  Seller and Buyer will cooperate with the other following the Closing and take any actions reasonably necessary to complete the UMLER data transfer contemplated by the preceding sentence.  Seller shall retain all duties, obligations and liabilities with respect to the Marks arising, accruing or otherwise related to all periods prior to the date Buyer is listed by UMLER as the owner of record.  Until Buyer is registered on UMLER’s records as owner of the Marks, Seller will promptly notify Buyer of any casualty with respect to any rolling stock bearing the Marks and pursue any compensation recoverable from any third party with respect to any rolling stock carrying the Marks through commercially reasonable efforts; provided, further, that in the event that after closing Seller receives compensation, from a railroad or otherwise, with respect to the Marks, Seller shall promptly distribute such compensation to Buyer.  References to Marks in this Section 9(g) will also apply to the Third Party Marks to the extent necessary and appropriate based on Seller’s license thereof.

(h)        Lease Confirmations.          During the Pre-Closing Period, Seller shall diligently, in good faith and using its reasonable commercial efforts endeavor to obtain executed copies of as many Lease Confirmations as possible by the Closing Date.  To the extent that any Lease Confirmation have not been executed and delivered by the Closing Date, such circumstance shall not, by itself, delay the Closing hereunder; provided that Seller covenants and agrees that for a period of 90 days after Closing, Seller shall continue to diligently, in good faith and using its reasonable commercial efforts endeavor to obtain executed copies of all outstanding Lease Confirmations. Notwithstanding anything contained herein to the contrary (including Section 5 hereof), until such time as Buyer has received an executed Lease Confirmation from the applicable Lessee, all representations and warranties of Seller hereunder that are qualified by Seller’s knowledge with respect to the matters that would have been contained in such Lease Confirmation shall be deemed to be made without such knowledge qualifier with respect to the Lease Documents and Units for which any such Lease Confirmation has not been obtained.

10.         Limited Warranties; No Consequential Damages.

(a)        Limited Warranty.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 5 OF THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES OF SELLER PARENT EXPRESSLY SET FORTH IN SECTION 6, AND THE TITLE AND ABSENCE OF LIEN REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE BILLS OF SALE, BUYER AGREES THE UNITS SHALL BE SOLD TO BUYER BY SELLER “AS-IS, WHERE-IS,” WITHOUT ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED, AND SELLER SHALL NOT, BY VIRTUE OF HAVING SOLD THE UNITS HEREWITH, BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OPERABILITY, DESIGN OR CONDITION OF, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN, THE UNITS.  THE DISCLAIMER HEREUNDER SHALL NOT APPLY TO ANY WARRANTIES PROVIDED BY THIRD PARTIES AND SHALL NOT SERVE TO LIMIT ANY RIGHTS AGAINST A THIRD PARTY.

(b)        No Consequential Damages.  Neither the Buyer, Buyer Affiliate, Seller or Seller Parent shall be liable for any consequential, indirect or speculative damages arising from or in connection with this Agreement, irrespective of the basis for such damages, be it contract, tort or otherwise, and irrespective of whether any party was informed in advance of their possibility (except to the extent such damages (i) constitute part of an award of damages by a court that is payable to a third party pursuant to an indemnifiable claim hereunder or (ii) arising as a result of the fraud or willful misconduct on the part of a party hereto).

11.         Delivery.  The Units are being sold “WHERE IS”.  Upon payment by Buyer of the Purchase Price for the Purchased Assets being purchased and assumed by Buyer on the Closing Date pursuant to Section 2 hereof, Seller shall be deemed to have delivered to Buyer the Purchased Assets being purchased by Buyer on such date, and Buyer shall be deemed to have taken delivery of and accepted such Purchased Assets from Seller, without any further action on the part of Buyer or Seller.

12.         Closing and Post-Closing.  The closing of the transactions contemplated hereunder shall occur following the time at which the conditions to Closing set forth herein have been satisfied (or waived in writing), but in no event later than December 31, 2020 or such other date mutually agreed to by the parties, or if the HSR Act Condition has not been satisfied by such date, within two (2) business days following the date on which the HSR Act Condition has been satisfied (the “Closing Date”), and remotely or at such location as shall be agreed upon by Buyer and Seller.  On the Closing Date, Seller and Buyer shall deliver the following documents:

(a)         Seller Deliverables on the Closing Date. On the Closing Date, Seller shall deliver to Buyer:

(i)           one or more Bills of Sale for the Units (split into groups as the Buyer may reasonably request) dated the Closing Date, executed by Seller;

(ii)          an incumbency certificate for each of Seller and Seller Parent in form and substance reasonably satisfactory to Buyer;

(iii)          true and complete copies of the executed Lease Documents and Purchased Other Contracts, certified by Seller;

(iv)          AAR Form 88-C for the Units, executed by Seller;

(v)           a copy of the lien releases, reasonably satisfactory to Buyer, to be filed with the STB and RGC, which will release all Liens on the Units upon receipt of payment of the Total Purchase Price in accordance with the Funds Flow Memorandum;

(vi)          a copy of the Certificate of Acceptance for the Units executed by each Lessee in connection with the acceptance of the related Units on the commencement of the related Lease Documents;

(vii)         a bring down certificate executed by Seller and Seller Parent, in form and substance reasonably acceptable to Buyer, certifying that all representations and warranties made by Seller and Seller Parent are true and correct as of the Closing Date;

(viii)        one or more Memorandums of Assignment of Lease with respect to all of the Units subject to a Lease Document (split into groups as the Buyer may reasonably request), executed by Seller;

(ix)          Notices of Sale addressed to each Lessee of all the Units subject to a Lease Document in the form attached hereto as Exhibit F, executed by Seller;

(x)          one or more assignment agreements of the Lease Documents and the Purchased Other Contracts (split into groups as the Buyer may reasonably request), in form and substance satisfactory to Buyer, executed by Seller and, if required pursuant to the terms of such agreement, the consent to assignment from the counterparty to the assignment of such agreement or contract;

(xi)          copies of all Lease Confirmations executed by the applicable Lessee that have been received by Seller prior to the Closing; and

(xii)         one or more Acknowledgement and Consent to Warranty Assignments to assign and transfer any warranties to Buyer on terms that are customary and in a form and substance reasonably satisfactory to Buyer and Seller.

(b)         Seller Deliverables Post-Closing.  To the extent that any Lease Confirmation has not been executed by the applicable Lessee and received by Seller by the Closing Date pursuant to Section 9(h) and Section 12(a)(xi), after the Closing Date, Seller shall deliver to Buyer, upon receipt, each Lease Confirmation executed by such Lessee.

(c)          Buyer Deliverables.  On the Closing Date, Buyer shall deliver the Total Purchase Price in accordance with the Funds Flow Memorandum and deliver to Seller:

(i)            an incumbency certificate for Buyer and Buyer Affiliate in form and substance reasonably satisfactory to Seller;

(ii)          a bring down certificate executed by Buyer and Buyer Affiliate, in form and substance reasonably acceptable to Seller, certifying that all representations and warranties made by Buyer and Buyer Affiliate are true and correct as of the Closing Date; and

(iii)          Buyer's countersignature for any items referred to in Section 12(a) above that are jointly executed documents.

(c)        Notices of Sale.  Within two (2) business days following the Closing Date, Seller shall deliver the signed Notice of Sales to each Lessee (with a copy to Buyer).  Following the Closing, Buyer may, at its option, record the signed lien releases Memorandum of Assignment of Lease with the STB and RGC.

(d)        Other Documentation.  No later than thirty (30) days after the Closing Date, Seller shall provide Buyer (a) copies of bills of sale for the Units received by Seller when it acquired the Units and (b) copies of any mechanical records and summaries, equipment drawings (working drawings and general arrangement drawings for the Units), electronic maintenance detail history, and electronic spreadsheets of all equipment marks and numbers, with respect to the Units, in Seller’s possession, if any.

(e)         Conditions to Obligations of All Parties.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or to the relevant party’s express waiver, in writing, at or prior to the Closing, of each of the following conditions:

(i)           The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated (the “HSR Act Condition”); and

(ii)         No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(f)          Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's express waiver in writing, at or prior to the Closing, of each of the following conditions:

(i)           The representations and warranties of Seller and Seller Parent contained in this Agreement, the other Sale Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(ii)         Seller and Seller Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Sale Documents to be performed or complied with by it prior to or on the Closing Date.

(iii)         No action shall have been commenced against Buyer, Buyer Affiliate, Seller Parent or Seller, which would prevent the Closing Date. No Governmental Order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(iv)         All required approvals, consents and waivers shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, it being understood that the provisions of Sections 2(e) and 9(h) shall apply with respect to the matters specified therein that are not completed prior to the Closing.

(v)           Seller shall have delivered to Buyer all deliverables required under Section 12(a). All Liens relating to the Purchased Assets shall be released in full upon payment of the Total Purchase Price and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Liens.

(vi)          Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(g)         Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's express waiver in writing, at or prior to the Closing, of each of the following conditions:

(i)           The representations and warranties of Buyer and Buyer Affiliate contained in this Agreement, the other Sale Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(ii)          Buyer and Buyer Affiliate shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Sale Documents to be performed or complied with by it prior to or on the Closing Date.

(iii)          No action shall have been commenced against Buyer, Buyer Affiliate Seller Parent or Seller, which would prevent the Closing Date. No Governmental Order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(iv)           Buyer shall have delivered to Seller all deliverables required under Section 12(b).

None of the conditions set forth in this Section 12 shall be deemed waived by performance of the parties and any waiver of a condition set forth herein must be waived in writing.

13.         Casualtied Units.   In the event that any Unit is lost, stolen, destroyed or damaged beyond economical repair prior to the Closing Date (a “Casualtied Unit”) and the Casualtied Unit is made known to Buyer prior to the Closing Date, (i) the Purchase Price will be reduced by an amount equal the AAR Rule 107 value for each Unit to be sold on such Closing Date that is a Casualtied Unit, (ii) Seller shall have no obligation to sell, and Buyer shall have no obligation to purchase, such Casualtied Unit, and (iii) such Casualtied Unit will not be deemed a “Unit” under this Agreement.  Notwithstanding any other provision of this Agreement, with respect to all Casualtied Units, if any, not excluded from sale per the preceding sentence, Buyer shall be entitled to all rights of lessor under the Lease Documents with respect to such Casualtied Units and Buyer shall be entitled to deal with Lessee regarding such Casualtied Units and Seller shall use its reasonable commercial efforts to assist Buyer in connection therewith at Buyer’s expense.  The parties agree to promptly notify each other of any Casualtied Unit for which a party has knowledge to the extent such incident shall have occurred prior to the Closing Date.

14.         Termination.This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of Seller and Buyer;

(b)         by Buyer, by written notice to Seller if:

(i)           (A) Buyer or Buyer Affiliate is not then in material breach of any provision of this Agreement and (B) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or Seller Parent pursuant to this Agreement, and such breach, inaccuracy or failure has not been cured by Seller or Seller Parent within five (5) business days (or before the Closing Date if fewer than five business days remain) of Seller’s or Seller Parent’s receipt of written notice of such breach from Buyer; or

(ii)          the conditions to Closing set forth in Section 12 (other than the HSR Act Condition) have not been satisfied (or waived in writing) by January 31, 2021, unless the failure of any conditions to Closing to be satisfied is due to a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or Buyer Affiliate pursuant to this Agreement;

(c)         by Seller by written notice to Buyer if:

(i)           (A) Seller or Seller Parent is not then in material breach of any provision of this Agreement and (B) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or Buyer Affiliate pursuant to this Agreement, and such breach, inaccuracy or failure has not been cured by Buyer or Buyer Affiliate within five (5) business days (or before the Closing Date if fewer than five business days remain) of Buyer’s or Buyer Affiliate’s receipt of written notice of such breach from Seller;

(ii)          any of the conditions set forth in Section 12 (other than the HSR Act Condition and the obligation to pay the Total Purchase Price) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 31, 2021, unless such failure shall be due to a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or Seller Parent pursuant to this Agreement; or

(d)         by Buyer or Seller in the event that (i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

15.         Effect of Termination. In the event of the termination of this Agreement in accordance with Section 14 of this Agreement, this Agreement shall forthwith become void and there shall be no liability arising under this Agreement on the part of any party hereto except:

(a)         as set forth in Section 14 and Section 17 hereof;

(b)         that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof or for failure to close if all the conditions to Closing have been satisfied (or waived in writing); and

(c)         that nothing herein shall relieve Seller from any liability under the parties' Exclusivity Letter if the basis for termination of this Agreement is a breach of Seller's exclusivity obligation.

16.         Sales Tax.  Buyer shall pay, and shall indemnify and hold Seller harmless against, all sales and use taxes, if any, imposed or assessed on the sale of the Purchased Assets.

17.       Expenses; Brokers.  Whether or not the transactions contemplated hereby are consummated, each party hereto shall be responsible for and shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees, commissions and disbursements of its counsel, brokers and agents, if any; provided, however, Buyer and Seller shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.  Each party agrees to indemnify and hold the other parties harmless from and against any claims for expenses, including without limitation broker’s commissions and finder’s fees, if any, arising directly out of the acts of such party and for expenses (including reasonable attorney’s fees) and costs relating to such claims.  Each party represents and warrants to the other party that is has not incurred any obligation or liability for brokerage or finders’ fees or agents, commissions or like payment in connection with this Agreement or the transactions contemplated hereby (other than any fees or other amounts that Seller or Seller Parent are required to pay to Macquarie Capital in connection with the transactions contemplated hereunder).

18.         Survival of Representations and Warranties.  The representations and warranties herein contained on the part of Seller, Seller Parent, Buyer Affiliate and Buyer shall survive the execution of this Agreement by the parties hereto and shall be deemed made as of the date hereof and as of the Closing Date.

19.         Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, and their respective, successors, administrators and assigns.

20.        Severability.  Any term, condition or provision of this Agreement which is, or is deemed to be, void, prohibited, or unenforceable in any jurisdiction is, as to such jurisdiction, severable herefrom, and is ineffective to the extent of such avoidance, prohibition and unenforceability without in any way invalidating the remaining terms, conditions and provisions hereof.  Any such avoidance, prohibition and unenforceability in any jurisdiction does not invalidate or render unenforceable such term, condition or provision in any other jurisdiction.

21.         Entire Agreement.  This Agreement, together with the other Sale Documents and the Exclusivity Letter, contains the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein and therein and, supersedes all prior agreements, understandings and representations, oral or written.  No modification, limitation or release of any of the terms and conditions contained herein shall be made except by mutual agreement to that effect in writing and signed by the parties hereto.

22.        Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW.

23.       Venue; Jury Trial Waiver.

(a)         ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER SALE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER SALE DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER SALE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23(B).

24.         Bulk Sale. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction shall be treated as part of the Retained Interest.

25.         Not an Extension of Credit.This Agreement is a true sale of the Purchased Assets and constitutes a sale of 100 percent ownership of the Purchased Assets and shall in no way be construed as an extension of credit by Buyer to Seller.  Seller waives and releases any right, title or interest (other than the Retained Interest) that it may have in and to any of the Purchased Assets.  Buyer waives and releases any right, title or interest that it may have in and to any of the Retained Interest.

26.         Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity

27.        Notice.  All formal legal communications under this Agreement shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail and courier service, (b) five (5) days after the date on which it shall have been mailed by United States mail (by certified mail, postage prepaid, return receipt requested), or (c) in the case of notice by such a telecommunications device or electronic mail, when properly transmitted and received, addressed to each party at the following addresses:

If to Buyer:

Infinity Transportation 2020-1, LLC
c/o Global Atlantic Equipment Management, LLC
1355 Peachtree Street NE, Suite 750 South
Atlanta, GA 30309
Attn:  Jeff Edelman and Brett Berlin
Email:    jeff.edelman@gafg.com
brett.berlin@gafg.com

With a copy to:

Global Atlantic Equipment Management, LLC
4 World Trade Center
150 Greenwich Street
51st Floor
New York, NY 10007
Attn:  Joshua Davis
Email: josh.davis@gafg.com

And a copy to:

Chapman and Cutler LLP
111 W. Monroe Street, 14th Floor
Chicago, IL 60603
Attn:  Vincent W. Pelleriti
Email:  peller@chapman.com

If to Seller:

CAI Rail Inc.
Steuart Tower, 1 Market Plaza
Suite 2400
San Francisco, CA 94105
Attention: Chief Executive Officer or President
Telecopy No.: (415) 788-3430
Confirmation No.: (415) 788-0100

or to any other address as may be given by any party to the other by notice pursuant to the provisions of this Section 27.

28.         Counterparts.  This Agreement may be executed in any number of counterparts, but all of such counterparts together shall constitute one and the same agreement. This Agreement may be executed by a party and delivered to the other party by facsimile or other electronic transmission, and such signature shall have the same force and effect as an original signature on such document.

29.        Further Assurances.  Without any further consideration, Seller and Buyer each agrees to execute, acknowledge, deliver, file and record, or cause to be executed, acknowledged, delivered, filed and recorded, such further documents or other papers, and to do all such things and acts, as the other party may reasonably request, and at such other party’s cost, in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.  Seller shall send to Buyer, upon Seller’s receipt thereof, all notices, communications and any other documents with respect to the Units relating to the period following the Closing Date which Seller receives on or subsequent to such Closing Date and Buyer shall send to Seller, upon Buyer’s receipt thereof, all notices, communications and any other documents with respect to the Units relating to the period before the Closing Date which Buyer receives on or subsequent to such Closing Date.

30.         Publicity Notifications.  Neither party may issue a press release or make any public announcement with respect to this Agreement, the terms hereof and the transactions contemplated hereby which discloses the identity of the other party unless required pursuant to legal or governmental authority.  If so required, the parties will consult with each other before issuing any such press release or making any public announcement.

31.         Indemnities.

(a)        Indemnification by Buyer and Buyer Affiliate.  Buyer and Buyer Affiliate, on a joint and several and on an after-tax basis, will indemnify Seller, Seller Parent, and their respective directors, officers, employees and agents (collectively “Seller Indemnified Parties”) and hold each of the Seller Indemnified Parties harmless from any liability, loss, damage, judgment, award, penalty, fine, cost or expense, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder (“Claim”) incurred or sustained by, or imposed upon, such Seller Indemnified Party, which shall result or arise from:

(i)           the incorrectness or breach of any representation or warranty of Buyer or Buyer Affiliate contained in this Agreement, the other Sale Documents or in any other agreement, instrument, certificate or other document delivered by Buyer pursuant hereto;

(ii)           a breach by Buyer or Buyer Affiliate of any of its covenants or agreements contained in this Agreement, the other Sale Documents or any other agreement, instrument, certificate or other document delivered by Buyer in connection with the transactions contemplated by this Agreement; or

(iii)          any Claims relating to the Purchased Assets and the ownership of the Purchased Assets which arise or are attributable to the period after the Closing Date (except to the extent due to events or circumstances existing or arising on or prior to the Closing Date for which Buyer is entitled to indemnification under Section 31(b)).

Upon payment of such indemnity, Buyer and Buyer Affiliate shall be subrogated to the Seller Indemnified Parties’ rights against any third parties respecting the Claims.  Anything contained in this Agreement to the contrary notwithstanding, Buyer and Buyer Affiliate shall not be required to indemnify the Seller Indemnified Parties if and to the extent (i) a third party Claim otherwise indemnifiable hereunder is brought against any of the Seller Indemnified Parties in respect of the Purchased Assets, (ii) the Seller Indemnified Parties that are subject to such third party Claim are entitled to indemnification in respect thereof under a Lease Document or Purchased Other Contract, and (iii) the Seller Indemnified Parties are actually indemnified and paid in full for 100% of any liability, loss, damage, judgment, award, penalty, fine, cost or expense, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification (“Third Party Damages”) that the Seller Indemnified Parties incur or sustain in respect of such third party Claim.

(b)         Indemnification by Seller and Seller Parent. Seller and Seller Parent, jointly and severally, on an after-tax basis, will indemnify Buyer, Buyer Affiliate and their respective directors, officers, employees and agents (collectively “Buyer Indemnified Parties”) and hold it harmless from any Claim incurred or sustained by, or imposed upon, such Buyer Indemnified Party, which shall result or arise from:

(i)           the incorrectness or breach of any representation or warranty of Seller or Seller Parent contained in this Agreement, the other Sale Documents or in any other agreement, instrument, certificate or other document delivered by Seller or Seller Parent pursuant hereto;

(ii)         a breach by Seller or Seller Parent of any of its covenants or agreements contained in this Agreement, any other agreement, instrument, certificate or other document delivered by Seller in connection with the transactions contemplated by this Agreement;

(iii)         any Claims relating to (A) the Retained Interests and (B) the Purchased Assets and the ownership of the Purchased Assets which are attributable to the period prior to the Closing Date, regardless of when arising or asserted; or

(iv)          any third party Claims based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller and Seller Parent or any of its affiliates.

Upon payment of such indemnity, Seller and Seller Parent shall be subrogated to the Buyer Indemnified Parties’ rights against any third parties respecting the Claims.  Anything contained in this Agreement to the contrary notwithstanding, Seller and Seller Parent shall not be required to indemnify the Buyer Indemnified Parties if and to the extent (i) a third party Claim otherwise indemnifiable hereunder is brought against any of the Buyer Indemnified Parties in respect of the Purchased Assets, (ii) the Buyer Indemnified Parties that are subject to such third party Claim are entitled to indemnification in respect thereof under a Lease Document or Purchased Other Contract, and (iii) the Buyer Indemnified Parties are actually indemnified and paid in full for 100% of any Third Party Damages that the Buyer Indemnified Parties incur or sustain in respect of such third party Claim.

(c)        Indemnification Process.  A party seeking indemnification pursuant to Sections 31(a) or (b) above (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any Claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).  The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party; provided, however, that such defense is conducted with counsel reasonably satisfactory to the Indemnified Party and the Indemnifying Party.  The Indemnified Party and the Indemnifying Party shall consult with each other regarding the conduct of such defense provided that the Indemnifying Party may control such defense.  The Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense (except that the Indemnifying Party shall pay the fees and expenses of such counsel to the extent the Indemnified Party reasonably concludes that there is a conflict of interest between the Indemnified Party and the Indemnifying Party which is material to the Claim unrelated to the indemnification obligation contained herein), separate from counsel employed by the Indemnifying Party in any such action.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof.  Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.  Neither party shall be liable under Sections 31(a) or 31(b) for any settlement effected without its consent (as contemplated above) in any claim, litigation or proceeding in respect of which indemnity may be sought hereunder (such consent not to be unreasonably withheld, delayed or conditioned).

 (d)       The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 12 hereof, as the case may be.

32.         Assignment of Manufacturer Warranties.

(a)         Seller hereby assigns and transfers to Buyer all warranty rights which Seller has from any manufacturer of Units with respect to the Units.  Seller agrees to take, at Buyer’s expense for Seller’s reasonable out-of-pocket costs and expenses, such actions and assist Buyer in good faith and as Buyer may reasonably request to secure such rights for Buyer, and if Seller is unable to secure such rights for Buyer, Seller shall, at Buyer’s expense for Seller’s reasonable out-of-pocket costs and expenses, in its name, and at the direction of Buyer, pursue such warranty claims as reasonably requested by Buyer.

(b)        For the avoidance of doubt, the assignment by Seller to Buyer of such manufacturer warranties pursuant to this Section 32 does not relinquish Seller of any rights or remedies it may have against any manufacturer with respect to the warranties for Seller’s own damages relating to Seller’s ownership of the Units prior to the Closing Date subject to manufacturer warranties.  Following the date of this Agreement, neither Seller nor Buyer shall enter into any agreement with any manufacturer of any Units which will be binding on the rights of the other party, including without limitation any amendment to manufacturer warranties governing the Units.

33.        No Third-party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

34.         Joinder.  By executing this Agreement:

(a)         Seller Parent hereby agrees that it shall be jointly and severally liable for all obligations of Seller arising under this Agreement and the other Sale Documents; and

(b)         Buyer Affiliate hereby agrees that it shall be jointly and severally liable for all obligations of Buyer arising under this Agreement and the other Sale Documents.

35.          Materiality.          For all purposes of this Agreement, the terms “material” and “materially” means that the applicable representation, event, condition, noncompliance, defect or other fact or circumstance to which such qualifier relates would, or would reasonably be expected to, have a financial consequence or cost, individually or in the aggregate, in excess of: (i) $50,000 with respect to any inaccuracy in the rent, term and/or number and type of Units under any Lease Documents, but only until such time as a Lease Confirmation has been delivered to Buyer in respect of such Lease Documents pursuant to Section 12(a)(xi) or Section 12(b); and (ii) $300,000, with respect to all other items (including any inaccuracy in rent, term and/or number and type of Units under any Lease Documents following the time at which a Lease Confirmation has been delivered to Buyer in respect of such Lease Document pursuant to Section 12(a)(xi) or Section 12(b)).

36.          Section Headings.  The section headings contained in this Agreement are for convenience of reference only, and shall not effect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have each executed this Purchase and Sale Agreement as of the day and year first hereinabove set forth.

BUYER:	INFINITY TRANSPORTATION 2020-1, LLC

By: Global Atlantic Equipment Management, LLC, as Servicer

By:	/s/ Jeffrey Edelman
Name: Jeffrey Edelman
Title: Senior Vice President

BUYER AFFILIATE:	ATLANTA ASSET HOLDINGS, LLC

By: Global Atlantic Equipment Management, LLC, as Servicer

By:	/s/ Jeffrey Edelman
Name: Jeffrey Edelman
Title: Senior Vice President

SELLER:	CAI RAIL INC.

By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer

SELLER PARENT:	CAI INTERNATIONAL INC.

By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Interim President and Chief Executive Officer

[Signature page to Purchase and Sale Agreement]

INDEX OF EXHIBITS AND SCHEDULES

Exhibit/Schedule	Item

Exhibit A-1	Lease Documents

Exhibit A-2	Lease Term Summary

Exhibit B	Units

Exhibit C	Bill of Sale

Exhibit D	Memorandum of Assignment of Lease

Exhibit E	Lease Confirmation

Exhibit F	Notice of Sale

Exhibit G	Assignment and Assumption Agreement

Schedule A	Marks

Schedule B	Other Contracts

Schedule C	Related Assets